Exhibit 99.2

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES PRICING OF

$300 MILLION OF SENIOR NOTES DUE 2022

SPRINGFIELD, Mo., August 16, 2012—O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) announced today that it has priced its previously announced offering of $300 million aggregate principal amount of 3.800% Senior Notes due 2022 (the “Notes”) at a price to the public of 99.627% of their face value. The Company anticipates that the offering will close on or around August 21, 2012, subject to customary closing conditions. The Company intends to use the net proceeds of the offering for general corporate purposes, including ordinary course working capital increases, repurchases of shares of its common stock, repayment of debt and other business opportunities, and to pay related fees and expenses.

A registration statement on Form S-3, File No. 333-183338, relating to the Notes has been filed with the Securities and Exchange Commission and became effective upon filing. J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. are acting as joint book running managers for the offering of the Notes. To obtain a copy of a prospectus for this offering, please contact J.P. Morgan Securities LLC by calling (collect) 1-212-834-4533 or U.S. Bancorp Investments, Inc. by calling 1-877-558-2607.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O’Reilly family, the Company operated 3,859 stores in 39 states as of June 30, 2012.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the offering of the Notes. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the Company’s ability to consummate the offering of the Notes as described herein, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on the Company’s public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, for additional factors that could materially affect the Company’s financial performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contact
Mark Merz (417) 829-5878

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